EXHIBIT 15.1

CONSENT OF DELOITTE & TOUCHE

November 14, 2001

ESG Re Limited

Skandia International House

16 Church Street

Hamilton, Bermuda

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of ESG Re Limited and subsidiaries for the periods ended September 30, 2001 and 2000, as indicated in our report dated November 13, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 is incorporated by reference in Registration Statement No. 333-40107 on Form S-8 and in Registration Statement No. 333-76983 on Form S-3 and Registration Statement No. 333-32302 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the  Securities  Act of  1933,  is not  considered  a part  of the  Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche
Deloitte & Touche
Dublin, Ireland